SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant      ☒
Filed by a party other than the Registrant      ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a—6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

Essex Property Trust, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

April 11, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 annual meeting of stockholders of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, on May 17, 2011, at 1:00 p.m., Pacific Daylight Time.

The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully.

Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card as promptly as possible. If you attend the meeting, you may vote in person, even if you have previously mailed your proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Michael J. Schall

Michael J. Schall
Chief Executive Officer and President

ESSEX PROPERTY TRUST, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 17, 2011

The 2011 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, on May 17, 2011 at 1:00 p.m. Pacific Daylight Time, to consider and vote upon the following proposals:

1.           Election of the following four Class II directors of the Company to serve until the 2014 annual meeting of stockholders and until their successors are elected and qualified:  David W. Brady, Byron A. Scordelis, Janice L. Sears, and Claude J. Zinngrabe, Jr.

2.           Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011.

3.           An advisory vote on executive compensation.

4.           An advisory vote on the frequency of executive compensation advisory votes.

5.           To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached and made a part of this notice.

The Board of Directors has fixed the close of business on February 28, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

/s/ Michael J. Schall

Michael J. Schall
Chief Executive Officer and President
Palo Alto, California
April 11, 2011

TABLE OF CONTENTS – PROXY STATEMENT

PROXY STATEMENT
2011 Annual Meeting of Stockholders
Tuesday, May 17, 2011

ESSEX PROPERTY TRUST, INC.
925 East Meadow Drive
Palo Alto, California 94303

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is furnished to the holders (the “Stockholders”) of the outstanding shares of Common Stock, $0.0001 par value (the “Common Stock”) of Essex Property Trust, Inc., a Maryland corporation (the “Company” or “Essex”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for use in voting at the 2011 annual meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 17, 2011 at 1:00 p.m., Pacific Daylight Time, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, and any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy card and 2010 Annual Report to Stockholders are first being mailed to Stockholders on or about April 11, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 17, 2011.

The proxy statement, form of proxy, and 2010 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/297178. Directions to the meeting location can be found at www.essexpropertytrust. com.

Form of Proxy Card

A proxy card for use by Stockholders accompanies this Proxy Statement.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company, to the attention of Mr. Jordan E. Ritter, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to the Stockholders.  The Company may conduct solicitation of proxies personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The presence at the Annual Meeting, either in person or by proxy, of Stockholders holding a majority of the shares of Common Stock outstanding on the Record Date (as defined below) will constitute a quorum for the purposes of the Annual Meeting. The close of business on February 28, 2011 has been fixed as the record date (the “Record Date”) for determining the Stockholders entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal.  As of the Record Date, there were 32,207,932 shares of Common Stock outstanding.

Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors under Proposal No. 1.  Accordingly, abstentions or broker non-votes as to the election of directors will not affect Proposal No. 1, the election of the director candidates receiving the most votes.

Approval of Proposals No. 2 (ratification of KPMG LLP) and No. 3 (advisory vote on executive compensation) requires the affirmative vote of a majority of the shares of Common Stock who are present or represented by proxy and entitled to vote at the Annual Meeting.  For purposes of the votes on Proposals No. 2 and No. 3, abstentions will have the same effect as a vote against such Proposal, and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such Proposal.

Proposal No. 4, the frequency of the advisory vote on executive compensation, allows our stockholders to select from the following alternatives (as required under SEC rules): 1 year, 2 years, or 3 years, or to abstain.  Abstentions or broker non-votes on this proposal will not affect the outcome of the vote on this proposal.

If your shares are held in the name of a broker, you will likely receive a voting instruction form from your broker.  Your broker will vote your shares in the manner you indicate in a voting instruction form that you timely return to the broker.  If you do not timely return voting instructions to your broker, the broker will not have discretion to vote your shares at the Annual Meeting on Proposal No. 1 (the election of directors), Proposal No. 3 (advisory vote on executive compensation), or Proposal No. 4 (advisory vote on the frequency of executive compensation advisory votes).  However, your broker may in its discretion vote your shares on Proposal No. 2, the ratification of KPMG LLP, if you do not timely return voting instructions on that proposal.

Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting.  The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given on a proxy card otherwise signed, dated and returned, in favor of Proposals No. 1, 2 and 3, and in favor of the “1 year” say-on-pay frequency vote under Proposal No. 4.

The Company does not presently know of any other business which may come before the Annual Meeting.

Electronic Access to Proxy Materials, Annual Report and Voting Electronically Via the Internet

Stockholders who elected to receive the Proxy Statement and the annual report to stockholders (the “Annual Report”) over the Internet will be receiving an email on or about April 11, 2011 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, May 16, 2011.

If a stockholder’s shares are registered in the name of the brokerage firm and the stockholder has not elected to receive the Proxy Statements and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the online program of Broadridge Financial Solutions, Inc. (“Broadridge”), which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet.  If a stockholder’s brokerage firm is participating in Broadridge’s program, a form from the broker will provide voting instructions.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies.  Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at  www.ProxyVote.com.  Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an email notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions.  Internet access does not have to be elected each year.  Stockholders who elected to receive the Proxy Statement electronically over the Internet and who would now like to receive a paper copy of the Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple Stockholders in a Stockholder’s household. The Company will promptly deliver a separate copy of either document to any Stockholder who contacts the Company’s investor relations department at (650) 494-3700 requesting such copies. If a Stockholder is receiving multiple copies of the proxy statement and annual report at the Stockholder’s household and would like to receive a single copy of these documents for a Stockholder’s household in the future, Stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director, each director nominee, and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and such executive officers as a group.

Beneficial ownership in the following table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z-1 incentive units, which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise stated, the address of all directors and executive officers is c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)
Incumbent Directors and Executive Officers
George M. Marcus (4)	1,587,041	4.7%	4.6%
Keith R. Guericke (5)	187,065	*	*
Michael J. Schall (6)	117,655	*	*
Michael T. Dance (7)	21,700	*	*
John D. Eudy (8)	34,574	*	*

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Stock Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Interests (3)
Craig K. Zimmerman (9)	48,518	*	*
David W. Brady (10)	11,676	*	*
Robert E. Larson (11)	12,992	*	*
Gary P. Martin (12)	19,676	*	*
Issie N. Rabinovitch (13)	31,176	*	*
Thomas E. Randlett (14)	27,339	*	*
Willard H. Smith, Jr. (15)	25,000	*	*
All incumbent directors and executive officers as a group (12 persons) (16)	2,124,412	6.3%	6.1%
Byron A. Scordelis (director nominee)	-	-	-
Janice L. Sears (director nominee)	-	-	-
Claude J. Zinngrabe, Jr. (director nominee)	-	-	-
5% or greater Stockholders
Vanguard Group, Inc. (17)	2,975,332	9.2%	8.6%
100 Vanguard Boulevard
Malvern, PA 19355
Invesco Ltd. (18)	2,915,822	9.0%	8.4%
1555 Peachtree Street NE
Atlanta, GA 30309
BlackRock, Inc. (19)	2,753,398	8.5%	7.9%
40 East 52nd Street
New York, NY 10022
Vanguard Specialized Funds-Vanguard REIT Index Fund. (20)	1,603,729	5.0%	4.6%
100 Vanguard Boulevard
Malvern, PA 19355

* Less than 1%

(1)
Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “operating partnership”), which presently aggregate to approximately a 6.6% limited partnership interest. The Company presently has approximately 93.4% general partnership interest in the operating partnership. The limited partners of the operating partnership share with the Company, as general partner, in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests can be exchanged into shares of the Company’s Common Stock.

(2)
With respect to shares of Common Stock, assumes the exchange of the limited partnership interests in the operating partnership and in other partnerships held by such person, if any, into shares of the Company’s Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of the Company’s Common Stock and is based on 32,207,932 shares of the Company’s Common Stock outstanding as of the Record Date.

(3)
Assumes exchange of all outstanding limited partnership interests (including non-forfeitable Series Z-1 incentive units) in the operating partnership for shares of the Company’s Common Stock, which would result in an additional 2,413,079 outstanding shares of Common Stock. Assumes that none of the interests in partnerships (such as DownREITs), other than the operating partnership, held by other persons are exchanged into shares of Common Stock, and that none of the vested stock options held by other persons are converted into shares of Common Stock.

(4)
Includes 960,154 shares of Common Stock that may be issued upon the exchange of all of Mr. Marcus’ limited partnership interests in the operating partnership and in certain other partnerships and 301,194 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the operating partnership held by The Marcus & Millichap Company (“TMMC”) and Essex Portfolio Management Company (“EPMC”), respectively. As of the Record Date, Mr. Marcus had pledged to a commercial bank 882,728 units of limited partnership interests in the operating partnership. Also includes 155,000 shares of Common Stock held by TMMC, 26,676 shares of Common Stock held in The Marcus & Millichap Company 401(k) Plan (the “TMMC 401(k) Plan”) and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of TMMC and EPMC and may be deemed to own beneficially, and to share the voting and dispositive power of, 472,435 shares of Common Stock (including shares issuable upon exchange of limited partnership interests). Mr. Marcus disclaims beneficial ownership of (i) all shares, options and limited partnership interests held by TMMC, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of Record Date.

(5)
Includes 111,976 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the operating partnership. Also includes 7,684 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), and 16,339 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units.  Excludes 4,724 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units.  As of the Record Date, Mr. Guericke held 11,128 shares of Common Stock in a brokerage account which secured a margin loan.

(6)
Includes 60,060 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the operating partnership. Also includes 3,560 shares of Common Stock held in the Essex 401(k) Plan, and 18,134 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Further includes 860 shares of Common Stock held by Mr. Schall’s three children.  Excludes 14,385 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(7)
Includes 3,100 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 3,325 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units.  Excludes 12,175 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(8)
Includes 15,663 shares of Common Stock that may be issued upon the exchange of all of Mr. Eudy’s limited partnership interests in the operating partnership. Also includes 1,585 shares of Common Stock held in the Essex 401(k) Plan and 14,986 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 12,539 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(9)
Includes 9,576 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the operating partnership and certain other partnerships. Also includes 2,780 shares of Common Stock held in the Essex 401(k) Plan, and 14,986 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 12,539 shares of Common Stock issuable upon satisfying certain requirements of the Series Z-1 incentive units.

(10)	Includes 10,176 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(11)	Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(12)	Includes 14,676 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(13)	Includes 14,676 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.

(14)
Includes 18,164 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. As of the Record Date, Mr. Randlett held 6,103 shares of common stock in a brokerage account which secured a margin loan.

(15)
Includes 15,000 shares of common stock subject to options that are exercisable within 60 days of the Record Date. Mr. Smith is a director of certain funds of Cohen & Steers and he disclaims beneficial ownership of the shares of common stock of the Company held by Cohen & Steers Capital Management, which are not set forth in the above table.

(16)
Includes 1,563,780 shares of common stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the operating partnership and certain other partnerships and 80,792 shares of common stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 67,771 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units. Excludes 56,362 shares of common stock issuable upon satisfying the requirements of the Series Z-1 incentive units.

(17)
As reported on a Schedule 13G/A filed February 4, 2011, The Vanguard Group, Inc. stated that it has sole voting power over 21,005 shares, sole dispositive power over 2,954,327 shares and shared dispositive power over 21,005 shares.  In its Schedule 13G/A, this reporting person also indicated that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, is the beneficial owner and directs the voting of 21,005 shares.

(18)
As reported on a Schedule 13G/A filed February 10, 2011, Invesco Ltd. stated that it has sole voting power over 1,786,629 shares through its subsidiaries as follows: 1,774,256 shares held by Invesco Advisers, Inc., 8,813 shares held by Van Kampen Asset Management, 3,482 shares held by Invesco PowerShares Capital Management, and 78 shares held by Invesco Powershares Capital Management Ireland Ltd, shared voting power over 20,291 shares through its subsidiary, Invesco Advisers, Inc., sole dispositive power over 2,904,022 shares through its subsidiaries as follows: 2,891,649 shares held by Invesco Advisers, Inc., 8,813 shares held by Van Kampen Asset Management, 3,482 shares held by Invesco PowerShares Capital Management and 78 shares held by  Invesco Powershares Capital Management Ireland Ltd, and shared dispositive power over 11,800 shares held by Invesco Advisers, Inc.

(19)	As reported on a Schedule 13G/A, filed February 4, 2011, BlackRock, Inc. stated that it has sole voting and dispositive power over 2,753,398 shares.

(20)	As reported on a Schedule 13G filed February 10, 2011, Vanguard Specialized Fund – Vanguard REIT Index Fund, stated that it has sole voting power over 1,603,729 shares.

*  *  *

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company’s Charter divides the Company’s directors into three classes. The members of each class of directors serve staggered three-year terms. The Board presently has the following nine directors: Keith R. Guericke, Issie N. Rabinovitch and Thomas E. Randlett who are classified as Class I directors; David W. Brady, Robert E. Larson and Willard H. Smith, Jr. who are classified as Class II directors; and George M. Marcus, Gary P. Martin, and Michael J. Schall who are classified as Class III directors. The terms of each of the current Class I, Class II and Class III directors expire at the annual meetings of stockholders to be held in 2013, 2011 and 2012, respectively, and upon such directors’ respective successors being elected and qualified or until any such directors’ earlier resignation or removal.  In connection with the change in composition of the Board discussed below and by resolution authorized by our bylaws, the Board has fixed the authorized number of directors at ten.

As previously announced, Messrs. Larson and Smith, each a Class II director, have decided not to stand for re-election at the Annual Meeting based on factors other than any disagreement relating to the Company’s operations, policies or practices.  The Nominating and Corporate Governance Committee has recommended, and the Board of Directors, has nominated, the following four Class II directors for election at the Annual Meeting:  incumbent director David W. Brady and new candidates Byron Scordelis, Janice Sears, and Claude Zinngrabe, Jr. New director nominees were recommended by both non-management board members and the retiring and the new Chief Executive Officer and then presented to the nominating and corporate governance committee for further consideration.

Therefore, at the Annual Meeting, the Stockholders will elect four directors: if elected, nominees David W. Brady, Byron A. Scordelis, Janice L. Sears, and Claude J. Zinngrabe, Jr. will serve as Class II directors for a three-year term. Each of the nominees has consented, if elected as a director of the Company, to serve until his or her term expires. The Class II directors will serve until the annual meeting of stockholders to be held in 2014 and until such directors’ respective successors are elected and qualified or until such directors’ earlier resignation or removal. The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company.

The affirmative vote of a plurality of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted and will have no effect on the result of the vote.

Certain information about David W. Brady, Byron A. Scordelis, Janice L. Sears, and Claude J. Zinngrabe, Jr. as the Class II director nominees is furnished below.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education. He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus. He was a member of the advisory council for the Kansai Silicon Valley Venture Forum in Japan. The Board selected Mr. Brady to serve as a director because of his many years of experience as a professor of political science and business, which has enabled him to assist the full board in understanding corporate governance and ethics issues, and he is familiar with a full range of corporate and board functions.

Byron A. Scordelis,  Director Nominee, served as the President and Chief Executive Officer of Greater Bay Bancorp and as a member of the Board of Directors of Greater Bay Bancorp and its wholly-owned subsidiary, Greater Bay Bank N.A. from January 1, 2004 until its sale in October 1, 2007. Prior to this, Mr. Scordelis served as the Chief Operating Officer and President of the Greater Bay Banking Group which was comprised of the company’s banking subsidiaries as well as its business and technology operations, trust services and human resources activities. Mr. Scordelis has previously served as an Executive Vice President with Wells Fargo Bank where he was named President of the San Francisco Bay Area Region and was responsible for the management and performance of 235 financial service offices in the San Francisco Bay area. He joined Wells Fargo in 1998 as an Executive Vice President responsible for its retail banking activities in seven western states, and was appointed as a co-chair of its integration task force following the bank’s merger with Norwest. Prior to his career with Wells Fargo, Mr. Scordelis served for nine years as President and Chief Executive Officer of Eureka Bank and also served as Senior Vice President and head of Bank of America’s San Francisco Bay Area region. Mr. Scordelis began his career with Bank of America in 1974, and held a variety of positions of increasing responsibility in the areas of corporate finance, corporate strategic planning, merger integration, and other staff and managerial areas. Mr. Scordelis is a Phi Beta Kappa graduate of the University of California at Berkeley where he earned bachelor’s degrees in economics and natural resource studies in 1972. He received a Master of Business Administration from Stanford University in 1974. Mr. Scordelis currently serves on the Board of Regents at Santa Clara University where he is also a member of its Audit Committee as well as on the Advisory Board of the Markkula Center for Applied Ethics. He is also Chairman of the Board of EHC Lifebuilders, a non-profit organization, and also serves on the Advisory Board of the Palo Alto Medical Foundation. The Board selected Mr. Scordelis to serve as a director because of his many years of experience as a Chief Executive Officer and a board member of a publicly-traded financial service company.

Janice L. Sears, Director Nominee, serves as a Board Member and a member of the Investment and Budget Committee and Compensation Committee of The Swig Company, a corporate owner of office properties nationwide.  Previously, Ms. Sears held the position of Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities.  She was concurrently the San Francisco Market President for Bank of America where she managed a team that originated and executed equity, mergers & acquisitions and debt products.  As Market President, Ms. Sears managed a senior leadership team, deepening relationships with the non-profit community, local government and worked to build awareness of the Bank of America brand. Prior to 1999, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REIT’s, homebuilders and opportunity funds.  Prior to 1988, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp in New York. Ms. Sears earned a B.S. in both Economics and Marketing from the University of Delaware.  Her professional activities have included the National Association of Real Estate Investment Trusts (“NAREIT”), the Urban Land Institute (“ULI”).  Ms. Sears is the current President and previous Treasurer of the San Francisco Chapter of the National Charity League and most recently sat on the boards of the San Francisco Chamber of Commerce, the San Francisco Economic Development Council and San Francisco Leadership. Ms. Sears has been named one of the ‘100 Most Powerful Women in Business’ in San Francisco. The Board selected Ms. Sears to serve as a director because of her knowledge of capital markets and extensive experience working in the commercial real estate and REIT industry.

Claude J. Zinngrabe, Jr., Director Nominee, is co-founder and a Managing Partner of Fremont Realty Capital, the real estate merchant banking arm of the Fremont Group, a San Francisco-based, private-investment firm of the Bechtel family.  The firm focuses on opportunistic and value-added real estate investments, both domestically and abroad.  Prior to 1996, Mr. Zinngrabe was Chairman and CEO of Prudential Real Estate Investors, the institutional real estate investment arm of Prudential Financial, Inc.  From 1992 to 1994, Mr. Zinngrabe served as President of Prudential Institutional Investors and was responsible for strategy planning in Latin America and Eastern Europe. Concurrently, he founded and held the title of Chairman and CEO of Prudential Homebuilding Investors, a real estate investment management firm specializing in homebuilding investments.  From 1972 to 1992, Mr. Zinngrabe held a number of investment professional and management positions within Prudential’s mortgage lending, property investment and asset management businesses.  Mr. Zinngrabe is a member of ULI where he has served as a trustee and Executive Committee member. He is also a member of the Pension Real Estate Association and the National Association of Real Estate Investment Mangers.  Previously, Mr. Zinngrabe has served as a real estate advisor to the U.S. Department of Defense, the National Institutes of Health and the Government of Bermuda.  Mr. Zinngrabe received a Bachelor of Science Degree in History from Xavier University in 1968 followed by a Master of Arts in History in 1970 and Master of Business Administration degree in 1977 from Cleveland State University.  Mr. Zinngrabe also completed the Advanced Management Program at Harvard Business School in 1989. The Board selected Mr. Zinngrabe to serve as a director because of his extensive experience in the real estate investment management business and his knowledge of the real estate industry.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE FOR
THE ELECTION OF ALL NOMINEES NAMED ABOVE

*  *  *

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of the Record Date with respect to the incumbent directors (other than Messrs. Larson and Smith who are not standing for re-election) and executive officers, including their ages.

Name and Position	Age	First Elected	Term Expires

George M. Marcus	69	1994	2012
Chairman of the Board

Keith R. Guericke	62	1994	2013
Vice Chairman of the Board

Michael J. Schall	53	1994	2012
Director, Chief Executive Officer and President

Michael T. Dance	54	—	—
Executive Vice President and Chief Financial Officer

John D. Eudy	56	—	—
Executive Vice President-Development

Craig K. Zimmerman	60	—	—
Executive Vice President-Acquisitions

David W. Brady	70	1994	2011
Director

Gary P. Martin	63	1994	2012
Director

Issie N. Rabinovitch	65	1994	2013
Director

Thomas E. Randlett	68	1994	2013
Director

Biographical information concerning the Class II director nominees is set forth above under the caption “Proposal No. 1 Election of Directors.”  Biographical information concerning other directors of the Company and the executive officers of the Company (some of whom are also directors) is set forth below.

George M. Marcus is the founder and has been the Chairman of Essex Property Corporation (the predecessor to Essex Property Trust, Inc.) and The Marcus & Millichap Company since their inception in 1971. The Marcus & Millichap Company is the parent company of a diversified group of real estate service, investment and development firms. Mr. Marcus was one of the original founders of Greater Bay Bancorp, a publicly held financial institution, which was acquired by Wells Fargo in 2008.  Included among Mr. Marcus’ professional memberships are the Board of Regents of the University of California, the Real Estate Roundtable, the Policy Advisory Board of the University of California at Berkeley — Center for Real Estate and Urban Economics, as well as numerous other professional and community organizations.  He graduated with a Bachelor of Science degree in Economics from San Francisco State University. He was honored as Alumnus of the Millennium in 1999. Mr. Marcus is also a graduate of the Harvard Business School of Owners / Presidents Management Program and the Georgetown University Leadership Program.  The Board selected Mr. Marcus to serve as a director because he is the founder of the Company, he brings outstanding leadership and vision to the Company, he has extensive knowledge of the Company, and over 35 years of experience working in the real estate industry.

Keith R. Guericke, Director and Vice Chairman of the Board, held the position of President and Chief Executive Officer of the Company from 1988 through 2010.  Effective January 1, 2011, Mr. Guericke retired from his position as an executive officer, and he remains a director of the Company and will continue to provide additional services as a part-time employee.  Mr. Guericke joined the Company’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared the Company for its IPO in 1994, and has since significantly increased the Company’s multifamily portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of NAREIT the National Multi-Housing Council, and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received his Bachelor of Science degree in Accounting from Southern Oregon College in 1971. The Board selected Mr. Guericke to serve as a director because he served the Company for over 33 years and was its principal executive officer from 1988 to 2010, and he has expansive knowledge of the real estate industry and strong relationships with many executives and other senior management at real estate companies throughout the United States.

Michael J. Schall, Director, is the President and Chief Executive Officer of the Company, having been promoted to that position by the Board of Directors effective January 1, 2011.  He previously served as the Senior Executive Vice President and Chief Operating Officer for the Company from 2005 to 2010, during which years he was responsible for the strategic planning and management of the Company’s property operations, redevelopment and co-investment programs.  From 1993 to 2005, Mr. Schall was the Company’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986. He was also the Chief Financial Officer of the Company’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was the Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall currently serves as a member of the Board of Trustees of Pebblebrook Hotel Trust, Inc. Mr. Schall is a Certified Public Accountant (inactive) and is a member of NAREIT, the National Multi Housing Council and the AICPA.  The Board selected Mr. Schall to serve as a director because he was a principal officer of the Company when initially selected as a director, he has extensive knowledge of the financial and operating matters of the Company, and he has strong relationships with many executives and senior management at real estate companies throughout the United States.

Michael T. Dance, has been the Company’s Executive Vice President and Chief Financial Officer since February 2005. From September 2002 to February 2005, Mr. Dance provided accounting research, consulting, and litigation support services, while teaching as an adjunct Professor for the University of California at Berkeley, HAAS School of Business.  Mr. Dance began his career at Peat, Marwick, Mitchell & Co in 1978.  From 1990 to 2002, he was a partner with KPMG LLP, where he worked with clients in the real estate, construction, health care and technology industries.  He received a Bachelor of Arts degree in Economics from California State University, East Bay in 1978. Mr. Dance is a CPA (inactive).

John D. Eudy is responsible for development activities, from the point of acquisition through construction and stabilization. Mr. Eudy joined the Company’s predecessor, Essex Property Corporation, in 1985.  While at the Company, Mr. Eudy has been responsible for numerous activities including arranging of financing, due diligence, asset management and asset disposition.  Prior to joining the Company, Mr. Eudy was a Vice President in the Commercial Real Estate Investment Group of Crocker National Bank from 1980 to 1985 and Home Federal Savings from 1977 to 1980.  He received a Bachelor of Science degree in Finance from San Diego State University in 1977 and is a graduate of the University of Southern California’s Management Leadership School. Mr. Eudy is a member of the Urban Land Institute and NAREIT. Mr. Eudy also serves on the Board of Directors of Silvergate Bank in San Diego, which specializes in secured real estate lending.

Craig K. Zimmerman is responsible for acquisition activities.  Mr. Zimmerman joined the Company’s predecessor, Essex Property Corporation, in 1984 and was primarily responsible for the acquisition of multifamily residential properties.  Prior to joining the Company, Mr. Zimmerman was the Vice President of Acquisitions with Prometheus Development Company, a national real estate developer and a principal in Zimmerman Properties. From 1975 through 1978, Mr. Zimmerman worked as a real estate acquisitions specialist for American Equities Corporation. He received a Bachelor of Arts degree in Rhetoric from the University of California at Berkeley in 1974.

David W. Brady, Director, holds the Bowen H. and Janice Arthur McCoy endowed chair at Stanford University Graduate School of Business and is a professor of political science in Stanford University School of Humanities and Sciences since 1988. Dr. Brady served as an associate Dean for academic affairs at the Graduate School of Business from 1996 until 2000, and continues to teach corporate ethics in both MBA and executive education. He is a Deputy Director at the Hoover Institution and senior fellow by courtesy at the Institute for International Studies, both on the Stanford campus. He was a member of the advisory council for the Kansai Silicon Valley Venture Forum in Japan. The Board selected Mr. Brady to serve as a director because of his many years of experience as a professor of political science and business, which has enabled him to assist the full board in understanding corporate governance and ethics issues, and he is familiar with a full range of corporate and board functions.

Gary P. Martin, a private investor, is a member of the Board of Directors of LeoNovos, a public company on the Toronto Exchange and Chairman of the Audit Committee. He was the Vice President and Chief Financial Officer of Mobile Smart, a semiconductor company serving the automotive industry for the period from September 2000 to July 2002. From April 1998 to August 2000, he served as Vice President and Chief Financial Officer of Halo Data Devices, a supplier of data storage products for the disk drive market. Mr. Martin served from August 1995 to January 1998 as Vice President of Finance and Chief Financial Officer of 3Dfx Interactive, Inc. Prior to this position, from September 1993 to July 1995, he served as Vice President of Finance and the Chief Financial Officer for MiniStor Peripherals Corporation, a supplier of data storage products for the mobile computer market.  From 1985 to 1993, he was Senior Vice President of Finance and Administration for Chips and Technologies, Inc., where he also developed joint business ventures within the Soviet Union.  From 1983 to 1984, Mr. Martin was Vice President of Finance and Chief Financial Officer for Starstruck, Inc., a company involved in space development through private enterprise. In addition, Mr. Martin was one of the earliest employees at Apple Computer, Inc., where he held both corporate and European controller positions during the period from 1977 to 1983.  Prior to working at Apple Computer, Inc., from 1971 to 1977, he worked for Aero Air Freight and National Semiconductor. He received a Bachelor of Science degree in Accounting from San Jose State University in 1971. The Board selected Mr. Martin to serve as a director because he has years of experience serving on both public and private boards and committees, he has served as a Chief Financial Officer for a variety of companies, and he has an extensive understanding of internal and external financial reporting of public companies.

Issie N. Rabinovitch, Director, is a partner at Cheyenne Capital, a venture capital firm. He was the Chief Executive Officer of Mainsail Networks, a telecommunications company in 2000 and 2001. Prior to joining Cheyenne Capital, Mr. Rabinovitch served from 1991 to 1994 as President and Chief Executive Officer of Micro Power Systems, Inc., a company engaged in the designing, manufacturing and marketing of multiple semiconductor products. From 1985 to 1991, Mr. Rabinovitch was President of Berkeley International Capital Corporation, a venture capital firm. From 1983 to 1985, Mr. Rabinovitch was President of Crowntek Software International, a software development and distribution company. Before joining Crowntek, he was employed by the Xerox Corporation in various management roles. Mr. Rabinovitch received a Bachelor of Science degree from McGill University in 1967 and a Master’s of Business Administration degree from Harvard University in 1970. The Board selected Mr. Rabinovitch to serve as a director because he brings valuable financial expertise, including extensive knowledge of capital markets transactions and investments in both public and private companies.

Thomas E. Randlett, Director, is a certified public accountant and was a testifying expert and director at LECG, Inc. from 1992 to 2010. Mr. Randlett’s professional specialties include the real estate and construction, financial institutions and transportation industries.  Prior to joining LECG, Mr. Randlett was a managing partner and senior real estate specialist for KPMG in Northern California, where he had been employed since 1966, and then a consultant at the New York branch of Midland Bank from 1989 to 1990.  He served on the board of directors of Greater Bay Bancorp, a publicly held financial institution, from 2005 until the company was sold in 2007.  He is a former member of the Policy Advisory Board, School of Real Estate and Urban Economics, University of California at Berkeley and a current member of the American Institute of Certified Public Accountants (“AICPA”), NAREIT, and California Society of Certified Public Accountants (“CSCPA”). He received a Bachelor of Arts degree from Princeton University in 1966.  The Board selected Mr. Randlett to serve as a director because of his 23 years of experience as an auditor of public and private construction and real estate companies, including audits of REITs, as well as his consulting experience, which includes interaction with the Resolution Trust Corporation and the Department of Justice.

BOARD AND CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

During 2010, the Board held four meetings.  Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he served.  In 2010, the Board had five committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Pricing Committee.

The current members of the committees are identified in the following table:

Director	Executive	Audit	Compensation	Nominating/ Corporate Governance	Pricing
David W. Brady		X	X
Keith R. Guericke	X				X
Robert E. Larson			X	X
George M. Marcus	Chair
Gary P. Martin			Chair
Issie N. Rabinovitch		X(1)		X
Thomas E. Randlett	X	Chair		Chair
Michael J. Schall					X
Willard H. Smith, Jr.					Chair

(1)	The Board appointed Mr. Rabinovitch to the Audit Committee on February 18, 2011, in connection with Mr. Martin’s resignation from the committee on that date.

Annual Meeting of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders.  All of the Company’s nine directors attended the 2010 annual meeting of stockholders.

Committees of the Board of Directors

The Executive Committee has such authority as is delegated by the Board, including the authority to execute certain contracts and agreements with unaffiliated parties, except that the Executive Committee does not have the power to declare dividends or other distributions on stock, elect directors, issue stock other than in certain limited circumstances, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. The Executive Committee met three times during 2010.

The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews any allegations of wrongdoing that involve Company personnel. The Audit Committee operates under a written charter, which can be viewed at the Company’s website on  www.essexpropertytrust.com.  The Board of Directors has determined that all Audit Committee members have no financial or personal ties to the Company (other than the director compensation and equity ownership as described in this proxy statement) and meet the New York Stock Exchange standard for independence. In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate. The Board of Directors has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met five times during 2010.

The Board of Directors has also determined that Thomas E. Randlett is the “audit committee financial expert” as defined by the SEC’s Regulation S-K Item 407(d).

The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the Chief Executive Officer and other executive officers of the Company, reviews and advises the Board concerning the performance of the Chief Executive Officer and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee also administers the 2004 Stock Incentive Plan and our long-term incentive program.

The Compensation Committee operates under a written charter which can be viewed at www.essexpropertytrust.com. All members of the Compensation Committee are independent directors within the meaning of the rules of the New York Stock Exchange. The Compensation Committee met  four times during 2010.

The Board has delegated authority to the Chief Executive Officer (the “CEO”) to grant stock options and restricted stock under the 2004 Stock Incentive Plan to Company employees (other than executive officers) in accordance with guidelines as to the number range of options to be granted to particular categories of employees. The CEO can grant such stock options and restricted stock in an amount not to exceed an aggregate of 20,000 shares. The CEO is to report all stock options and restricted stock, made pursuant to this delegation, to the Board’s Compensation Committee. After each such report, the CEO automatically has the authority to grant additional stock options up to 20,000 shares.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) assists the Board of Directors in selecting nominees for election to the Board and monitors the composition of the Board. The Board of Directors has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange. The Nominating Committee met three times during 2010.

The Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate, given the historical absence of stockholder proposals, among other considerations. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. The Nominating Committee evaluates nominees for directors using the criteria described below and it will use the same criteria when evaluating a nominee recommended by a Stockholder.

The Nominating Committee does not have a formal policy regarding considering diversity in identifying nominees for directors.  In the past, when new directors have been added to the Board, the Board or the Nominating Committee has generally sought to select nominees with business specializations, technical skills or other qualities that differed from that of the existing directors and, as a result, the current directors on the Board have a diverse range of backgrounds and occupations, including real estate, accounting and finance, venture capital, investment banking and academia.

The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.essexpropertytrust.com.

In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating Committee further reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company.

The Pricing Committee establishes the price at which the Company’s securities will be offered to the public in public offerings of the Company’s securities.  The Pricing Committee did not meet during 2010.

Presiding Independent Director; Board Leadership Structure and Role in Risk Management

The Board has designated, in accordance with New York Stock Exchange corporate governance listing standards, George M. Marcus as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions, without management, at which Mr. Marcus presides.

The offices of the Chairman and the Chief Executive Officer of the Company are held by different individuals.  The Chairman is Mr. Marcus, who is a founder of the Company and has a significant ownership interest.  The principal executive officer is Mr. Schall, who is the Chief Executive Officer and a director.  The Company has maintained a leadership structure of different individuals serving as Chairman and principal executive officer since its initial public offering in 1994.  Mr. Marcus has extensive knowledge of the Company and the real estate industry, and the Company believes that because of his background and experience he is able to effectively lead the Board in providing oversight and direction to the Company’s management.  Mr. Marcus is involved in many other business and philanthropic activities.  Mr. Schall’s responsibility as the Chief Executive Officer is to oversee the day to day execution of the Company’s business strategy.

With respect to the Board’s role in the risk oversight of the Company, the Board has promulgated internal Company policies that set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without any such Board prior approval.  These Board policies cover transactions in the following areas:  financings, property acquisition, property development, property redevelopment, property dispositions, other investments and general corporate activities.  Generally, these policies set forth a specified dollar threshold and if a transaction exceeds that threshold, the prior approval of the Board or a committee of the Board is required.  By requiring the prior approval of larger transactions, which generally may involve more risk to the Company simply due to the transaction size, the Board seeks to provide risk oversight of the Company.  The Board has also set forth a policy that limits the aggregate indebtedness of the Company. The Board has promulgated a corporate investment policy that establishes guidelines with respect to investment of the Company’s funds; such guidelines cover the required qualifications of outside investment managers and the types and concentration limits of investment securities that are authorized for investment.  Also, related party transactions are generally reviewed by the Board or a committee of the Board.  See “Certain Relationships and Related Persons Transactions – Policies and Procedures with Respect to Related Person Transaction.”

Director Independence

Under independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

•
A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A director is not independent if the director has received, or has an immediate family member that is an executive officer of the Company and who has received, during any twelve-month period with the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and compensation or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).  Consistent with the commentary of the applicable NYSE listing standards, compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of the listed company (other than an executive officer) need not be considered in determining independence under this test.

•
A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of any other company where any of the Company’s present executive officers concurrently serves or served on that company’s compensation committee.

•
A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•
A director is not independent if the director serves an executive officer of any tax exempt organization to which the Company has made, within the last three years, contributions in any single fiscal year that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

The Board has determined that the following directors and nominees for director have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the New York Stock Exchange: David W. Brady, Robert E. Larson, George M. Marcus, Gary P. Martin, Issie N. Rabinovitch, Thomas E. Randlett, Byron A. Scordelis, Janice L. Sears, Willard H. Smith, Jr. and Claude J. Zinngrabe, Jr.  As described above, Messrs. Larson and Smith are not standing for re-election at the Annual Meeting.  Therefore, since Messrs. Larson and Smith are not standing for re-election, the Company expects that following the election at the annual meeting, our Board of Directors will consist of ten directors, eight of whom are independent.

In determining the independence of Mr. Rabinovitch, the Board considered that his son-in-law is employed by Essex as one of the vice presidents of land acquisitions and development and is not an executive officer.  In determining the independence of Mr. Martin, the Board considered that his adult son is employed by Essex at an entry level position and is not an executive officer.  The Board also considered the ownership of Essex equity securities by the directors and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.

Access to Corporate Governance Policies

Stockholders may access the Company’s committee charters, the code of business conduct and ethics and corporate governance guidelines at Company’s Internet website at  www.essexpropertytrust.com. Copies of the Company’s committee charters, corporate governance guidelines and code of ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Communication with Directors

The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at www.essexpropertytrust.com) provide that the identity of the presiding director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the presiding director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board of Directors, non-management directors, or any individual directors may send communications directly to the presiding director of the Board: George M. Marcus, Chairman of the Board, c/o Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was formed in June 1994. No interlocking relationship existed in 2010 or presently exists between any member of the Company’s Compensation Committee or Board of Directors on the one hand and another company’s compensation committee or Board of Directors on the other hand.  Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Persons Transactions.”

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Director Stock Ownership Guidelines

The Company encourages its independent directors to own shares of the Company’s stock.  In furtherance of this goal, the Company adopted a guideline as of January 1, 2010 for independent directors to own shares that are equal in value to approximately five times the director’s annual cash retainer.  The value of shares as of January 1, 2010 will be used for this guideline, except with respect to directors who join the board after 2010, and then the value of the Essex shares on the date that they join the board will be used. Directors are expected to achieve this goal within 4 years of its effective date or, with respect to new directors, within 4 years of joining the Board.  The Board or the Nominating and Corporate Governance Committee may waive this requirement or modify this guideline under certain circumstances.

Executive Officer Ownership Guidelines

The Company encourages its executive officers to own shares of the Company’s stock.  In furtherance of this goal, the Company adopted a guideline as of January 1, 2011 for the Chief Executive Officer to own shares that are equal in value to approximately five times annual base salary, and four times annual base salary for the Company’s executive vice presidents.  The value of shares as of January 1, 2011 will be used for this guideline, except with respect to new executive vice presidents who are promoted or hired after 2011, and then the value of the Essex shares on the latter date will be used.  The executive officers are expected to achieve this goal within 5 years of its effective date or, with respect to new executive officers, within 5 years of attaining their position.  The Board or the Nominating and Corporate Governance Committee may waive this requirement or modify this guideline under certain circumstances.

DIRECTOR COMPENSATION

Each continuing director, who is not an executive officer, receives, or has received, the following compensation under our current director compensation program adopted in February 2010:

•
An annual grant of options for that number of shares as determined by having the grant have a value of $50,000 as based on using the Black-Scholes option pricing methodology.  With respect to annual grants of options, directors can elect, in lieu of an option grant, to receive a restricted stock award for that number of shares as determined by having the restricted stock grant have a value of $50,000 based on the Black-Scholes pricing methodology.  Directors must make this election at the time of the company’s annual meeting, at which time such grant of options or restricted stock will be made.  Annual grants of options or restricted stock will completely vest one year after the date of grant.

•	An annual cash retainer, paid quarterly, in the amount of $22,000 per year.

•	A board attendance fee of $1,000 per meeting attended.

•
A committee attendance fee of $500 per meeting, except as to regularly scheduled Audit Committee meetings, for which a $2,000 attendance fee is paid. With the exception of meetings of the Audit Committee, no meeting attendance fees shall apply when both Board of Directors and committee meetings occur on the same day.

•	The Chairman of the Audit Committee, Mr. Randlett, receives $10,000 per year, payable quarterly, in addition to the other compensation indicated above.

Each non-employee director, upon joining the Board of Directors, receives an automatic grant of options for that number of shares as determined by having the grant have a value of $80,000 based on the Black-Scholes option pricing methodology.   Such options become exercisable as to one-third of the shares of common stock subject to the option on each yearly anniversary of the grant date, such that the options granted will be fully exercisable three years after the grant date.  In the event of a change of control of the Company, the Board may unilaterally cancel unexercised director options, after advance written notice has been provided to each affected director.

In December 2007, an award was granted to each director under the Essex 2007 Outperformance Plan (the “OPP Plan”).  Directors who received such awards were not eligible to receive the annual stock option grants described above until after the award vests.  Consequently, the directors did not receive option grants in 2008 or 2009.  In September 2009, each director surrendered their awards under the OPP Plan, without any consideration.  Thus, the directors became eligible for stock option grants in 2010.

The table below summarizes the compensation our company paid to non-employee directors for the fiscal year ended December 31, 2010.  Mr. Guericke, who served in 2010 as the Company’s Chief Executive Officer and Vice Chairman, and Mr. Schall, who served in 2010 as our Chief Operating Officer, are directors, but they are not included in the table below because they did not receive for 2010 any additional compensation for services provided as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
D. Brady	38,500	-	30,550	69,050
R. Larson (not standing for re-election)	30,000	-	30,550	60,550
G. Marcus	28,000	-	30,550	58,550
G. Martin	38,500	-	30,550	69,050
I. Rabinovitch	28,500	-	30,550	59,050
T. Randlett	50,191	-	30,550	80,741
W. Smith, Jr. (not standing for re-election)	28,285	-	30,550	58,835

(1)
The assumptions used to calculate the value of the options awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each director had the following numbers of shares underlying stock options (vested and unvested) then outstanding: David W. Brady: 10,176 options; Robert E. Larson: 2,500 options; George M. Marcus: 14,676 options; Gary P. Martin: 14,676 options; Issie N. Rabinovitch: 14,676 options; Thomas E. Randlett: 18,164 options; and Willard H. Smith, Jr.: 15,000 options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Procedures of the Compensation Committee.  Our Board’s Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate.

While the Compensation Committee determines Essex’s overall compensation philosophies and sets the compensation for the Chief Executive Officer (the “CEO”) and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions.  For the upcoming fiscal year, the CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Committee.  The sum of such base salaries and targeted bonuses and long term equity compensation, if any, is included in the Essex annual business plan, which is approved by our Board.  Also, at that time, the Committee reviews and approves goals for the upcoming year for specific executive officers.  Such goals may include company-wide, business unit and individual goals.

At the end of a fiscal year, the Board reviews actual performance against such goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers.  The CEO also provides the Compensation Committee with his perspective on the performance of Essex’s executive officers as well as a self-assessment of his own performance.  The Committee establishes the compensation package for the CEO. Our Chief Operating Officer and Chief Financial Officer also attend certain of the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potentially new elements for the executive officer’s compensation packages.

The following ten REITs (all are equity REITs, five of which are headquartered in California, four are reasonably similar to the Company in revenue and market capitalization and six invest in apartments) are considered in an annual peer comparison updated by management based on publicly filed proxy materials.

Alexandria Real Estate Equities (ARE)
AMB Property Corporation (AMB)
BRE Properties (BRE)
Camden Property Trust (CPT)
Home Properties (HME)
Mid-America Apartment Communities (MAA)
Post Properties Inc. (PPS)
PS Business Parks Inc. (PSB)
Realty Income Corporation (O)
United Dominion Realty Trust, Inc. (UDR)

The Compensation Committee considered the peer group information in determining overall compensation levels in light of the Committee’s view of appropriate, market-based compensation levels.  However, the Committee did not utilize any specific or numeric percentile or other benchmark within the peer group companies for this purpose.

Objectives. The objectives of our compensation program for named executive officers are to:

•	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short and long-term compensation elements;

•	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and

•
Align the interests of executive officers with the interests of our stockholders by tying significant portions of short and long- term compensation, in the form of annual bonus and long-term equity based awards, increasing distributable cash flow to shareholders, and increasing the value of our common stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

Within these objectives, the Compensation Committee believes that the primary goal of our executive compensation program should be related to creating stockholder value. The Committee seeks to offer the named executive officers competitive compensation opportunities based upon their personal performance, the financial performance of Essex as compared to other REITs, and their contribution to that performance. The executive compensation program is designed to attract and retain executive talent that contributes to long-term success, to reward the achievement of our short-term and long-term strategic goals, to link executive officer compensation and stockholder interests through equity-based plans, and to recognize and reward individual contributions to corporate performance.

Key elements. The key elements of our current compensation program for the named executive officers are summarized in the table below:

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this elements fits in the overall program:
Base salary	Customary element necessary to hire and retain executives.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year.

Compensation element:	Why this element is included:	How the amount of this element is determined:	How this elements fits in the overall program:
Annual bonus	Customary element appropriate to motivate executives and tie a significant compensation opportunity to a mix of individual and corporate performance.	Annual bonus is based primarily on discretionary and subjective review of individual and business performance factors.	Short-term cash compensation that is contingent on Compensation Committee discretion.
Equity incentive – Essex Operating Partnership Units	Equity compensation for long-term retention of management that complements cash compensation and provides performance incentives.
Series Z and Z-1 incentive units are convertible into Essex Common Stock at the earlier of 15 years after their grant date or upon 100% vesting.

Z and Z-1Units only vest if certain performance conditions are achieved.  Unit awards are determined at a dollar amount that will motivate and retain executives.

Long-term compensation is primarily contingent on performance goals and an increase in the long-term value of our common stock into which the units are ultimately exchangeable.

The sale of Series Z and Z-1 incentive units is contractually prohibited.  Shares of common stock issued in connection with such units are also restricted from sale until there is 100% vesting of all the units to which such shares relate.

Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.
Severance plan	For hiring and retaining executives, this element provides a reasonable level of continued economic benefit if a change of control and related termination was to occur.
The element provides that in the event of a change of control and related termination within the 12 months thereafter, an executive receives two times his current annual salary and targeted bonus, continued insurance benefits and potential tax gross up payments.
A supplement to the base salary and annual bonus arrangements, which addresses possible change of control situations.
Perquisites	Customary element necessary to hire and retain executives.	Generally based on perquisites being offered by comparable companies.	A supplement to the base salary.

Base Salaries.  None of our executive officers have an employment agreement.  Base salaries are viewed as a customary element necessary to hire and retain executive officers.  Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking.  For 2010, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and Essex’s financial performance and condition. The base salaries are reported in the “Summary Compensation Table” below.

Annual Bonuses.  Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus fall into one or more of the following categories, as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee:

•	individual performance;
•	corporate and business unit performance; and
•	the functions performed by the executive officer;

Although the Compensation Committee considers these factors, the Committee’s analysis is generally discretionary and subjective rather than objective, and the weight given such factors may vary from individual to individual.

Each year a target bonus amount is established for each named executive officer, and the sum of all target bonuses are included in the Essex annual business plan which is approved by our Board.  To the extent that Essex does not meet its annual business plan targets and its results are less than the plan targets, the annual target bonus amounts can be reduced to zero.  In years that Essex exceeds its financial targets, the Compensation Committee has awarded the named executive officers annual bonuses that are as much as twice the individual’s target bonus amount.

The Company believes that FFO per share is its primary corporate performance measure.  The Board reviews and approves an annual FFO per share target.  The Compensation Committee monitors management’s achievement of the set dollar amount target and on a relative basis (ranking in the top quartile of the multifamily REITs with respect to FFO per share growth).  The target levels for the dollar amount of FFO per share change from year to year and are dependent on a number of factors, including expectations surrounding  internal and external earnings, general economic conditions, real estate fundamentals and other specific circumstances facing the Company in the coming year.  The compensation committee also establishes FFO goals that are consistent with the board approved operating plan for the Company.   With respect to the goal of being in the top quartile of multifamily REITs with regard to FFO per share growth, such goal reflects the performance by the Company exceeding that of at least 75% of such REITs and is useful for rewarding for performance on a relative basis.

For 2010, the following specific goals were set for corporate performance:

•	Achieve an FFO per diluted share of $4.75; and

•	Rank in the top quartile of multifamily REITs with respect to 2010 Core FFO results (excludes non-routine items).

For 2010, FFO per diluted share was $5.35, which met the performance goal and after adjustments for non-routine items was $5.02 per share.  For a discussion of the calculation of FFO, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Funds from Operation (FFO)” in our Form 10-K for the fiscal year ended December 31, 2010.  Essex also achieved the goal of ranking in the top quartile of multifamily REITs with respect to 2010 FFO per share results.

The 2010 targeted bonus amounts for the named executive officers ranged from 100% to 140% of their annual base salary amounts.  The targeted bonuses are set within these percentages of base salary to incentivize the executives to focus on their individual and business unit goals that are in turn tied to the FFO and top quartile ranking corporate performance goals.  For 2010, the officers listed below were provided an opportunity to earn a target bonus ranging from $300,000 to $400,000, based on the Compensation Committee’s subjective determination that this amount for each officer provided appropriate individual incentives and at the same time helped promote cooperation and leadership among the executive team.

Key specific factors considered by the Compensation Committee and the CEO in his recommendations to the Compensation Committee in determining bonuses for 2010 was based on the Company exceeding the FFO per diluted share target for 2010, our ranking in the top quartile of multifamily REITs with respect to core 2010 FFO per share growth, and meeting or exceeding the individual and business unit goals described below.  Unit goals are in turn tied to the FFO and top quartile ranking corporate performance goals.  As announced in November 2010, and effective January 1, 2011, Mr. Schall was appointed as our Chief Executive Officer, and Mr. Guericke retired from that position.  Mr. Guericke remains on the Board of Directors and is employed on a part time basis.

Mr. Guericke, Chief Executive Officer in 2010, received cash retirement compensation of $1.6 million in addition to his 2010 targeted bonus of $400,000 in recognition, respectively, of (i) his 33 years of service to the Company (23 of which were served as Chief Executive Officer), and (ii) his leadership contributions, successful oversight of the Company’s strategy and investments, and building the succession plans for his retirement.

Mr. Schall, Chief Operating Officer in 2010, received his targeted 2010 bonus of $400,000 for his individual and business unit contributions in the achievement of the corporate goals based on the regional managers exceeding their budgeted business plans and successfully transitioning the roles of the chief operating officer to other officers as part of the CEO succession plan.

Mr. Dance, Chief Financial Officer, received his targeted 2010 bonus of $300,000 for his individual and business unit contributions in the achievement of the corporate goals based on achieving personal goals including providing effective sources of capital to fund acquisitions and his assuming the responsibility for overseeing the Company’s human resources.

Mr. Eudy, Executive Vice President, Development received his targeted 2010 bonus of $300,000 for his individual and business unit contributions of exceeding the Joule and 4th and University developments on time and on budget, which were important to the Company’s achievement of its corporate goals.

Mr. Zimmerman, Executive Vice President, Acquisitions received a 2010 bonus of $400,000 which exceeded his targeted bonus of $300,000, because he exceeded his individual and business unit goal of completing $300 million in property acquisitions which we expect to improve the growth rate of the portfolio.

For 2011, the following corporate performance goals (which should not be considered to be a prediction, or guidance, by Essex as to its future results) have been set:

•	Achieve an FFO per diluted share of $5.51;

•	Rank in the top quartile of multifamily REITs with respect to 2011 Core FFO results (excludes non-routine items); and

•	External growth investments funded in 2009 and 2010 achieving better than their underwritten cash flows for 2011.

The 2011 targeted bonus amounts for the named executive officers range from 100% to 140% of their annual base salary amounts.  The targeted bonuses are set within these percentages of base salary to incentivize the executives to focus on their individual and business unit goals that are in turn tied to the FFO and top quartile ranking corporate performance goals. For 2011, our CEO is provided an opportunity to earn a target bonus amount of $475,000, and each other listed officer is provided an opportunity to earn a target bonus amount of $375,000, notwithstanding variances in their base salaries, based on the Compensation Committee’s subjective determination that these amounts reflect the performance expectations for Mr. Schall in his initial year as our CEO, provide appropriate individual incentives, and encourage cooperation and leadership among the executive team.

Actual bonuses will be based on corporate performance goals, subjective factors, including the evaluation of the officer’s handling of his day-to-day responsibilities, and achievement of individual performance goals and, in some cases, business unit goals.  For 2011, the primary individual-based bonus criteria are as follows:

•
Mr. Schall’s, targeted bonus is $475,000 and his goals include achieving the Company’s financial and operating objectives, identifying and mentoring future leaders, redefining the role of information technology and human resources and other strategic initiatives.

•
Mr. Dance’s targeted bonus is $375,000 and his goals include achieving the Company’s financial and operating objectives, accessing the unsecured debt markets, improving managerial reporting and overseeing human resource initiatives.

•
Mr. Eudy’s targeted bonus is $375,000 and his goals include the initiation of new development starts totaling between $100 and $150 million with projected capitalization rates of an appropriate premium over acquisition capitalization rates and completing active development projects on time and on budget.

•
Mr. Zimmerman’s targeted bonus is $375,000 and his goals include identifying the supplied constrained markets with the best property acquisitions which will enable the investment of over $300 million at capitalization rates that exceed the cost of capital and improve the growth rate of the portfolio.

Long-Term Equity Incentives. The Essex long-term equity incentive program is designed to provide an opportunity for management to share in the value creation to shareholders.  The Compensation Committee approves the granting of new awards as well as determining the performance criteria for the annual increases in the conversion ratio (equivalent to vesting) for Series Z and Z-1 incentive unit awards.

Awards granted under the Essex long-term incentive program include restricted operating partnership units, referred to as “Z or Z-1 incentive units”, issued and sold to designated executive officers in 2001, 2004, 2005 and 2010.  As described more fully under the caption “Series Z and Series Z-1 incentive units,” these incentive units are convertible into limited partnership units of the Essex operating partnership, which are exchangeable for shares of Essex common stock.  The conversion ratio generally starts at zero upon issuance of the awards and may increase by 10% in each year, and up to 20% in certain circumstances in the year following their initial issuance, in which Essex meets the performance criteria set forth in the plan. The Compensation Committee may revise the criteria for increases in the conversion ratio to reflect different or additional parameters, objectives or performance measures if it determines that the funds from operations per share performance measure is no longer appropriate for establishing management objectives or that the target levels are no longer feasible in light of factors or circumstances outside of Essex’s control (such as general economic conditions, legal/regulatory changes, war or similar events).  To change such criteria, the Compensation Committee must further determine that the revised criteria are, as a whole, comparable or more effective for analyzing the performance of the Company and incentivizing the executives and that such amended or revised criteria shall not be more difficult to achieve than the funds from operations target measure set forth in the plan.  The sale of these incentive units is contractually prohibited, Z Units are convertible into operating partnership common units which are exchangeable for shares of Essex common stock that may have marketability restrictions.

For 2010, the conversion ratio of outstanding units increased by 4.5% on the 2001 grant, 7.5% for the 2004 and 2005 grants, and 20% on the 2010 grant effective on January 1, 2011.  The increases were based on Essex exceeding the board’s approved 2010 Funds from Operations budget and having a “core” FFO growth rate that was in the top 25% of the multifamily REITs.  Core Funds from Operations decreased by 0.1% in 2010 compared to a decrease of 2.3% for the top quartile of apartment REITs.  For a discussion of funds from operations see “Item 7. Management’s Discussion in our Form 10-K for the fiscal year ended December 31, 2010.”

In May 2010, the Compensation Committee granted equity awards to each of our named executive officers.  The Committee granted stock options to purchase 10,000 shares of our common stock to Mr. Guericke, with an exercise price per share of $107.21 (the fair market value per share on the grant date), vesting 20% per year beginning May 18, 2011.  The Committee granted unvested units pursuant to the Series Z-1 incentive unit program described above to the other four named executive officers, totaling 12,500 units to Mr. Schall and 11,000 units to each of Messrs. Dance, Eudy and Zimmerman.  Mr. Guericke received a stock option grant with a five year vesting period that is consistent with his plans for retirement.  The Committee determined the relative amounts of these awards based primarily on considerations of how the grant date value of each award related to the total compensation of each officer, and how the long term vesting and incentive aspects of each award would incentivize our executive team to focus on longer term corporate performance.  The Committee also made an overall subjective determination that the awards reflected an appropriate part of total compensation for the officers in light of the longer term value that might be realized from the awards if applicable performance targets are met.  See “Summary Compensation Table” and “Grants of Plan-Based Awards for 2010” below for further information on total compensation and grant date values.

The Committee also considered that the last equity award made to these officers occurred in 2007 under a 2007 Outperformance Plan discussed in previous annual proxy statements.  That plan was adversely affected by the unexpected economic downturn in 2008 and consequent unexpected negative impact on our stock price during the original 3 year share performance measurement period ending in 2010.  The plan was ultimately terminated by the surrender of the awards under that program in 2009 by the executive officers (and directors) without consideration.  Therefore, the Committee believed it was appropriate after this interval to add additional equity compensation opportunities to the total compensation mix, particularly in light of the Company’s past practice of granting equity awards tied to long term performance.

Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under Essex’s Deferred Compensation Plan. Essex believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even though Essex also defers the related deduction. Essex makes no matching contributions to the plan.  Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.

Retirement Benefit. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. Essex does not make any additional matching contributions to the officers’ accounts. Essex does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.

Severance and Other Benefits Upon Termination of Employment or Change of Control. Under the Essex Property Trust, Inc. Executive Severance Plan established in May 2001, each of our named executive officers (other than Mr. Guericke, who is no longer an executive officer) would be entitled to benefits defined under the plan if, within the 12 months after a change of control of Essex (as defined in the section titled “Potential Payments Upon Termination or Change of Control”), the individual’s employment is terminated by the employer without cause or by death or disability, or if the individual resigns for good reason, as defined in the plan.

The benefits in such event generally consist of:

•	severance payments of two times current annual base salary and two times the individual’s target annual bonus;

•	continuation of health, dental and life insurance for up to 24 months;

•	the right to exercise all vested and unvested stock options or receive a payment cashing out the equity in options, depending on whether the acquiring company elects to assume the options;

•
a right to receive “tax gross up payments” sufficient to pay the excise taxes that may arise under Sections 280G, 409 and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) concerning “excess parachute payments”.

The Compensation Committee believes that these provisions provide a reasonable level of continued economic benefit to the named executive officer if a change of control and related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with Essex prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Committee also believes that the 12-month period following a change of control in which a terminating event must occur restriction, and the 2 years’ cash benefits, together with accelerated vesting of options, is in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Committee considers to be comparable.  The Executive Severance Plan was established in 2001.  Generally, the existence of this plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive unit grants.

The Z and Z-1 incentive units do not receive “accelerated vesting” in the form of increased conversion rights or otherwise upon a change of control. The severance plan calls for cash benefits at twice the annual rate of current compensation. Due to these and other factors, if a change of control were to occur based on current circumstances, the severance benefits should not result in any “excess parachute payment” or associated tax gross up under the severance plan. However, the computation of the excise tax on excess parachute payments is complex, and results could differ significantly under changed future circumstances.

Life insurance and perquisites.   Named executive officers receive automobile allowances, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums. The Committee believes that such perquisites are comparable to, or less than, what are provided by comparable companies.

Tax and Accounting Considerations.  Section 162(m) of the internal revenue code of 1986, as amended, prohibits the Company from deducting compensation in excess of $1 million for certain executive officers unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under the Essex 1994 and 2004 Stock Incentive Plans are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation.   The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws. However, the Committee reserves the right to design programs that incorporate a full range of performance criteria important to the company’s success, even where compensation payable under such programs may not be deductible.

Under the incentive program involving the issuance of Series Z and Series Z-1 incentive units of limited partnership interests in the Essex operating partnership, vesting in the units is based on performance criteria established in the plan. The estimated fair value of a unit is determined on the grant date and considers the company's current stock price, the unpaid dividends on unvested units and the discount factor for the 8 to 15 years of illiquidity. Compensation expense for the units is calculated by taking annual vesting increases multiplied by the estimated fair value as of the grant date less each unit’s $1.00 purchase price.

See Note 13 to Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2010, for a discussion of the accounting for our stock based compensation plans.

Compensation Committee Report

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended {the “Exchange Act”)  except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

Members of the Compensation Committee

David W. Brady
Robert E. Larson
Gary P. Martin

Summary Compensation Table

The following table summarizes compensation information for our named executive officers for our year ended December 31, 2010, which we refer to as “2010”, December 31, 2009, which we refer to as “2009”, and December 31, 2008, which we refer to as “2008”.

As announced on November 3, 2010, and described earlier in this proxy statement, Mr. Schall was appointed by the Board of Directors to be the Company’s President and Chief Executive Officer effective January 1, 2011, upon the retirement of Mr. Guericke from that position on that date.  Each of them continues to serve as a director of the Company, and Mr. Guericke is also providing services to the Company as a part-time employee.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	All Other Compensation ($) (2)	Total ($)
Keith R. Guericke	2010	350,000	2,000,000		189,537	16,568	2,556,105
In 2010: Vice Chairman of the	2009	350,000	400,000	-	-	16,246	766,246
Board, Chief Executive Officer and President	2008	350,000	480,000	-	-	16,438	846,438
Michael J. Schall	2010	295,000	400,000	751,000	-	11,207	1,457,207
In 2010: Director, Senior Executive Vice	2009	295,000	400,000	-	-	10,654	705,654
President and Chief Operating Officer	2008	295,000	480,000	-	-	12,539	787,539
Michael T. Dance	2010	225,000	300,000	660,880	-	11,383	1,197,263
Executive Vice President and	2009	225,000	350,000	150,000	-	11,299	736,299
Chief Financial Officer	2008	225,000	380,000	-	-	11,245	616,245
John D. Eudy	2010	300,000	300,000	660,880	-	14,130	1,270,010
Executive Vice President-	2009	300,000	300,000	-	-	12,997	612,997
Development	2008	300,000	380,000	-	-	13,060	693,060
Craig K. Zimmerman	2010	300,000	400,000	660,880	-	13,547	1,374,427
Executive Vice President-	2009	300,000	300,000	-	-	12,929	612,929
Acquisitions	2008	300,000	380,000	-	-	13,070	693,070

(1)
These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated.   The 2010 stock awards are subject to performance conditions, and the grant date fair value of these awards is based on the probable outcome of the performance conditions calculated in accordance with ASC Topic 718.  These dollar amounts do not represent payments actually received by the officers.

•
These awards consist of (i) for 2010, Series Z-1 incentive unit awards (described under “Series Z and Z-1 Units” below) to the four officers indicated and a stock option award (described in the next table below) to Mr. Guericke, and (ii) for 2009, a stock award to our Chief Financial Officer (fully vested at grant but subject to restrictions on resale).

•
The grant date fair value of the performance-based stock awards granted in 2010 based on the maximum level of performance is as follows: $1,628,670 for Mr. Schall, $1,378,454 for Mr. Dance, $1,419,666 for Mr. Eudy, and $1,416,666 for Mr. Zimmerman.

•
The assumptions used to calculate the values of the 2010 awards are set forth in Note 13 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010, and for the 2009 award, in corresponding Note 13 in our Form 10-K for the year ended December 31, 2009.

(2)
For 2010, these amounts include the named executive officers’ respective perquisites limited to Company provided leased automobiles, and payments of life insurance premiums of ($330, $330, $297, $330, and $330), for Keith R. Guericke, Michael J. Schall, Michael T. Dance, John D. Eudy, and Craig K. Zimmerman, respectively.

Grants of Plan-Based Awards for 2010
The following table shows all plan-based awards which Essex granted to the named executive officers during 2010.  The equity awards are also reported in the Outstanding Equity Awards table

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Guericke	5/18/2010	--	10,000	107.21	189,537
Schall	5/18/2010	12,500			751,000
Dance	5/18/2010	11,000			660,880
Eudy	5/18/2010	11,000			660,880
Zimmerman	5/18/2010	11,000			660,880

(1)
These equity incentive plan awards consist of unvested units issued in 2010 pursuant to the Series Z-1 incentive unit program described in the narrative following this table.  The numbers in the column represent the maximum number of shares of the Company’s common stock that may be acquired under the units issued in 2010, subject to the performance conditions and other terms described below.

(2)	This option award vests 20% per year beginning May 18, 2011.

Series Z and Series Z-1 Incentive Units

The Company has adopted an incentive program involving the issuance of Series Z incentive units and Series Z-1 incentive units of limited partnership interests in the operating partnership. This program is intended to further the Company’s objective of long-term growth in funds from operations per share by providing long-term incentives to those key employees of the Company who will be largely responsible for the achievement of such long-term growth. The Series Z incentive units and Series Z-1 incentive units are a means to link compensation to targeted levels of growth in funds from operations per share.

The issuance of Series Z incentive units and Series Z-1 incentive units is administered by the Company’s Compensation Committee. Participants in the program are senior management and key employees of the Company. The Compensation Committee has the authority to select participants and determine the awards to be made to each.

Up to 200,000 Series Z incentive units are authorized to be issued under the Series Z incentive units program. On June 28, 2001, the operating partnership issued all 200,000 Series Z incentive units to eleven senior executives of the Company in exchange for a capital commitment of $1.00 per Series Z Incentive Unit. No further Series Z incentive units may be issued.  On January 1, 2011, the Series Z incentive units became 100 percent vested and were converted into common units of the Operating Partnership.

Up to 400,000 Series Z-1 incentive units are authorized to be issued under the Series Z-1 Incentive Unit Program. In June 2004, the operating partnership issued 95,953 Series Z-1 incentive units to fourteen executives of the Company in exchange for a capital commitment of $1.00 per Unit. In 2005, the operating partnership issued 116,999 Series Z-1 incentive units to sixteen executives of the Company for cash or a capital commitment of $1.00 per unit.   In 2010, the operating partnership issued 108,000 Series Z-1 units to twenty executives of the Company in return for cash of $1.00 per unit from seven executive officers of the Company, and a capital commitment from the remaining thirteen executives of $1.00 per unit.

Upon certain triggering events, the Series Z-1 incentive units will automatically convert into common units of limited partnership interests in the operating partnership. The incentive units’ conversion ratio varies over time. Upon issuance, the conversion ratio is generally zero. With respect to the Series Z-1 units issued prior to 2010, on each January 1 following the issuance, the conversion ratio increases by up to 10%, and up to 20% in the first year following the initial issuance, if (i) the participating executive is still employed by the Company and (ii) the Company has met a specified “Funds from Operations” per share target, or such other target as the Compensation Committee deems appropriate for the previous year. The maximum conversion ratio is 100%.  The 2010 Z-1 Units are convertible one-for-one into common units of the Operating Partnership (which, in turn, are convertible into common stock of the Company) upon the earlier to occur of 100 percent vesting of the units or the year 2025.  The conversion ratchet (accounted for as vesting) of the 2010 Z-1 Units into common units, increased to 20 percent effective January 1, 2011 since the Company achieved the FFO target of $4.75 per diluted share in 2010.  Each year thereafter, vesting of the 2010 Z-1 Units will be consistent with the Company’s annual FFO growth, but is not to be less than zero or greater than 14 percent.

The Series Z-1 incentive units automatically convert into common units of the operating partnership if either (i) the conversion ratio reaches the maximum level of 100%, (ii) none of the participating executives remain employed by the Company, (iii) the Company dissolves or is liquidated, or (iv) generally fifteen years after the date of issue of the specific unit.  In certain change of control situations, the participating executives will also be given the option to convert their units at the then-effective conversion ratio. In addition, the operating partnership has the option to redeem Series Z-1 incentive units held by any executive whose employment has been terminated for any reason and is obliged to redeem any such units upon the death of any holder. In such event, the operating partnership has the option of redeeming the units for common units of the operating partnership or shares of the Company’s common stock based on the then-effective conversion ratio.

Holders of Z-1 incentive units are also allowed to elect an early conversion once a year and such conversion is based on the conversion ratio as of January 1 of the year of election.  Holder may elect to convert up to that number of common units into which their total holdings of incentive units is convertible.  Based on the number of common units a holder elects to receive, the conversion ratio of the equivalent number of incentive units is increased to 100% and those incentive units are then converted into common units on a one-for-one basis.  The conversion ratio for the remaining units is then adjusted accordingly so that there is no overall change in the number of common units issued or issuable upon conversion of all incentive units held by a holder, as based on the current conversion ratio.  Common units, issued upon conversion of incentive units, are in turn exchangeable on a one-for-one basis into shares of the Company’s common stock.  Such shares are subject to limitations as to when they can be sold or otherwise transferred.

The Series Z-1 incentive units are entitled to participate in regular quarterly distributions paid out by the operating partnership.  These units receive a percentage, generally based on the current conversion ratio of the units, of such quarterly distributions.

Executive Severance Plan

We discuss our executive severance plan and related quantitative disclosure based on assumed triggering events below under the heading “Potential Payments Upon Termination or Change-Of-Control” below.

CEO Transition

On November 3, 2010, the Company announced that Keith R. Guericke would retire from his position as President and CEO on January 1, 2011.  The Board of Directors appointed Michael J. Schall, previously the Company’s Senior Executive Vice President and Chief Operating Officer, to succeed Mr. Guericke as President and CEO.  In his new role, Mr. Schall will oversee all business, investment, and financial operations of the Company in addition to serving on the Board of Directors.

Mr. Guericke remains on the Board of Directors.  He is employed on a part time basis with the Company and receives an annual salary of $200,000 with a targeted bonus of $75,000.  He will receive benefits consistent with a 30-hour work week schedule, which includes vesting of his Z-1 units and stock options and will receive continued use of the Company auto lease program.  He will not receive director compensation.

As discussed in the CD&A above, on December 7, 2010, the Compensation Committee of the Company’s Board of Directors approved a cash retirement compensation for Keith R. Guericke in the amount of $1.6 million in addition to his targeted bonus of $400,000 for 2010.  Mr. Guericke has served the Company for over 33 years and held the position of President and Chief Executive Officer since 1988.

Outstanding Equity Awards at December 31, 2010

The following table shows all outstanding equity awards held by the named executive officers at the end of 2010:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Guericke	-	10,000	107.21	5/18/2021	4,724	534,851
Schall	-	-	-	-	14,385	1,628,670
Dance	3,100	-	72.70	2/22/2015	12,175	1,378,454
Eudy	-	-	-	-	12,539	1,419,666
Zimmerman	-	-	-	-	12,539	1,419,666

(1)	Unvested units issued pursuant to the Series Z-1 incentive unit programs described above.

(2)
The value is based on the closing price of Essex common stock on the NYSE on December 31, 2010, of $114.22, multiplied by the number of units indicated in the adjacent column, less the $1.00 capital contribution required for each unit.

Option Exercises and Stock Vested for 2010

The following table shows for 2010 the number of shares acquired upon vesting of stock awards and value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Guericke	-	-	2,903	328,678
Schall	-	-	5,113	578,894
Dance	-	-	3,325	376,457
Eudy	-	-	4,392	497,262
Zimmerman	-	-	4,392	497,262

(1)
Stock awards consist of Series Z and Z-1 Units, the amounts reflect the 4.5% increase in the conversion ratio for Z Units, 7.5% increase in the conversion ratio for 2004 and 2005 Z-1 Units grants, and 20% increase in the conversion ratio for the 2010 Z-1Unit grant, for 2010 performance.  See “Compensation Disclosure and Analysis – Long-Term Equity Incentives.”

(2)
The value is based on the closing price of Essex common stock on the NYSE on December 31, 2010 of $114.22 multiplied by the number of units acquired on vesting, less the $1.00 per unit capital contribution.

Nonqualified Deferred Compensation

The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to in this proxy statement as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008 and replaced an older plan, to comply with Section 409A of the Internal Revenue Code.  Under the deferred compensation plan, eligible employees, which include the named executive officers, may elect in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. Essex does not currently make company matching contributions, although the plan allows the company to make a discretionary contribution.  Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.

Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Internal Revenue Code).

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. Essex does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on US public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the US market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.

Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by Essex with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or the company’s brokerage account agreement. The following tables provide information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of the end of 2010.

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings/ (Losses) in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2010 ($)
Guericke	-	-	508,013	-	1,963,288
Schall	-	-	259,811	-	2,428,665
Dance	-	-	-	-	-
Eudy	-	-	40,764	-	256,331
Zimmerman	-	-	-	-	-

Potential Payments upon Termination or Change of Control

The Company maintains an executive severance plan, which was amended and restated effective December 31, 2008, that covers the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, certain First Vice Presidents, and any Vice President with ten or more years of service with the Company, which includes, among others, Messrs. Schall, Dance, Eudy, and Zimmerman.  Mr. Guericke is no longer included in the severance plan, and is therefore not included in the table below. Under this plan, if there is a change of control of the Company (as defined below), all stock options granted to officers covered by the plan shall become fully exercisable and be valid and outstanding for the remainder of their original terms, regardless of any subsequent termination of such officer’s employment, except in the event of a merger in which outstanding options are to be terminated without being assumed by the acquiring company, the officers will receive payment equal to the value of the cancelled stock options

In addition, the plan provides that if within the 12 months following a change of control of Essex, Essex terminates without “cause” any officer covered by the plan or the officer terminates his or her employment for “good reason,” (as these terms are defined in the plan), Essex will pay the officer an amount equal to twice such officer’s current annual base salary, twice such officer’s targeted annual bonus, and pay for up to 24 months’ of health, dental and life insurance premium benefits. The severance amounts are payable in one lump sum within 31 days following the termination date, except that payments to officer who are “specified employees” at the time of payment will be subject to a 6-month delay. “Good reason” includes a number of circumstances including a substantial adverse change in the officer’s authority, duty or power, a reduction in annual base salary that does not affect management generally, certain relocations, or failure to pay amounts owed to the officer. The officer is also entitled to receive “tax gross up payments” sufficient to cover any excise taxes and income taxes on the imputed income resulting from the gross-up payment that may arise under Sections 280G and 4999 of the Code concerning “excess parachute payments” in connection with payments and benefits payable under the severance plan.

A “change of control” under the executive severance plan is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of Essex’s then outstanding securities having the right to vote, (b) the persons who, as of July 1, 2000 constituted Essex Board of Directors (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to July 1, 2000 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of Essex where the stockholders of Essex, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.

In certain change of control situations, executives holding Series Z-1 Units will have the option to convert such units at the then-effective conversion ratio into operating partnership common units. However, a change of control is not a triggering event for any increase in the conversion rate or any other form of accelerated vesting. The footnotes to the table “Security Ownership of Certain Beneficial Owners” set forth the number of Essex common shares that named executive officers are entitled to upon conversion of vested, non-forfeitable incentive units as of February 28, 2011, or that will become vested and non-forfeitable within 60 days of such date. The last column of the “Outstanding Equity Awards at December 31, 2010” table states the market value of unvested incentive units as of December 31, 2010, which may become vested in the future if the criteria are met.

The table below illustrates hypothetical payments under the executive severance plan as if a change of control had occurred on December 31, 2010 and a defined termination had occurred within the 12 months thereafter:

Name	Payment for 2X Annual Salary/Bonus ($)	24 months of benefits ($)	Assumed Realized Value of Accelerated Options ($)	Assumed Cost of Tax Gross Up (1)	Total (2) ($)
Schall	1,390,000	18,000	-	-	1,408,000
Dance	1,050,000	18,000	-	-	1,068,000
Eudy	1,200,000	18,000	-	-	1,218,000
Zimmerman	1,200,000	18,000	-	-	1,218,000

(1)	See “Compensation Discussion and Analysis - Severance and Other Benefits Upon Termination of Employment or Change of Control” for a description of the tax gross up provisions under the plan.

(2)
The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability, or (iv) the value of Series Z-1 incentive units, or partnership units or shares of Essex common stock which may be realized in connection with the conversion of the incentive units, at the time of a change of control or other termination of employment (which value is excluded here because unvested incentive units do not earn any increase in the conversion rate or “accelerated vesting” as a result of a change of control or termination of employment, and are in the nature of vested restricted stock to the extent convertible, with a restriction on disposition during the period of employment until specified time elapses or other events occur).

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (#)	Weighted Average Exercise Price For Outstanding Options, Warrants And Rights ($)		Securities Remaining Available for Future Issuance Under Plans (#)
Equity compensation plans approved by security holders:
Stock Incentive Plans	558,298	88.11	(1)	641,702
Equity compensation plans not approved by security holders:
Series Z incentive units (2)	200,000	N/A		-
Series Z-1 incentive units (2)	320,952	N/A		79,048
Total	1,079,250	-		720,750

(1)	This weighted average price amount applies only to options granted under the Company’s 1994 and 2004 plans.

(2)	Includes convertible Series Z and Series Z-1 incentive units, as described above.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee of the Board of Directors consists of Messrs. Brady, Rabinovitch and Randlett. Mr. Randlett serves as Chairman of the Committee.  The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission, as currently applicable to the Company.

The Audit Committee operates under a written charter approved by the Board of Directors. Stockholders may access this charter at the Company’s Internet website at www.essexpropertytrust.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established, and the Company’s auditing, accounting and financial reporting processes generally.  The Audit Committee annually approves the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal control over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.

The Audit Committee has reviewed and discussed with management the consolidated financial statements and effectiveness of internal control over financial reporting for fiscal year 2010 audited by KPMG LLP, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.  The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG LLP with the audit committee concerning independence, and has discussed with KPMG LLP its independence.  Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Audit Committee also has recommended the approval, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Members of the Audit Committee
David W. Brady
Issie N. Rabinovitch
Thomas E. Randlett, Chairman

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Investment Opportunities

From time to time, accredited members of the Company’s senior management (excluding the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer) may be given an opportunity to co-invest with unaffiliated joint venture partners in investment transactions managed by the Company’s subsidiaries on the same terms as the unaffiliated investors.  The Board of Directors must approve all potential investments opportunities that would include investments made by the Company’s management.

In March 2010, the Company and an unaffiliated third party investor entered into a joint venture that acquired Essex Skyline at MacArthur Place, a 349-unit condominium project for $128 million. Craig Zimmerman, the Company’s Executive Vice President of Acquisitions, invested $4.0 million in this joint venture and will receive a return on his investment with the same terms as received by the unaffiliated third party investor.  The Company and Mr. Zimmerman will hold in the aggregate an approximate 50% economic interest in the joint venture, and the Company will receive fees and may earn a promoted interest for the acquisition, management and sale of the property. The transaction was approved by the directors of the Company.

Policies and Procedures with Respect to Related Person Transactions

Essex does not currently have written, formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of Regulation S-K. Under that definition, transactions with related persons are transactions in which Essex was or is a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related persons include any executives, officers, directors, director nominees, beneficial owners of more than 5% of Essex’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

Essex’s general policy regarding such related party transactions is that they will be reviewed by the Board of Directors and, after such review, the independent members of the Board of Directors who do not have any interest in the transaction will vote as to whether to authorize and/or approve the transaction. In determining whether to approve or authorize a particular related party transaction, the Board of Directors applies the same business judgment standard of whether the transaction is in the best interest of the Company that it applies in approving other transactions. The Board does not, however, pre-approve real estate brokerage commissions paid to the Marcus & Millichap Real Estate Investment Brokerage Company (“M&M REIBC”). M&M REIBC is a well established real estate brokerage company, which has provided brokerage services to Essex over many years at rates that are similar to what it charges its other clients. Mr. Marcus, the Chairman of Essex, is the Chairman of The Marcus & Millichap Company (“TMMC”), which is the parent company of M&M REIBC.

Essex believes that its general policies and procedures regarding related party transactions are evidenced by the disclosures in Essex’s current and prior proxy statements under the caption “Certain Relationships and Related Party Transactions.” Essex may in the future adopt written policies and procedures regarding related party transactions.

Agreements between Mr. Marcus and the Company

George Marcus, the Company’s Chairman, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (1) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (2) that he will not divulge any information regarding property acquisition and/or development opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (3) that he will absent himself from any and all discussions by the Company’s Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.

On May 18, 2010, our Board of Directors approved the partial redemption for cash by Essex Portfolio L.P. ("EPLP"), as to which the Company is the general partner, of limited partnership units in EPLP from Mr. Marcus at $106.76 per unit representing a 2% discount from the closing price of Essex common stock on May 17, 2010.  EPLP has purchased 187,334 units from Mr. Marcus. Under the EPLP partnership agreement, limited partnership units are exchangeable on a one-for-one basis into shares of Essex common stock, or at the Company’s option, for cash. The Board of Directors took into consideration pertinent factors regarding the transaction and subsequently approved the redemption of units for $20,000,000.  This transaction reduced Mr. Marcus’ ownership from 1,063,056 limited partnership units in EPLP to 875,722 units, and immediately following the transaction Mr. Marcus beneficially owned 1,587,041 shares or share equivalents of the Company’s stock.   The redemption was requested by the Chairman to achieve his estate planning objectives.

Other Transactions

During the third quarter of 2010, the Company invested $12.0 million as a preferred equity interest investment in an entity that owns a 768-unit apartment community in Anaheim, California.  The entity that owns the property is an affiliate of TMMC.  Mr. Marcus, the Chairman of Essex, is the chairman of TMMC.   This investment was approved by the Company's independent directors (other than Mr. Marcus).

*  *  *

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010 and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.

Unless marked to the contrary, proxies received will be voted FOR ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2011.

FEES PAID TO KPMG LLP

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009 and fees billed for other services rendered by KPMG LLP during those periods:

	2010	2009
Audit Fees (1)	$1,102,100	$1,113,400
Audit-Related Fees (2)	143,000	113,000
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total	$1,245,100	$1,226,400

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal controls and the related management assessment of internal controls, reviews of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” Included in these fees are $143,000 for audit fees paid by Essex Apartment Value Fund II, L.P. (“Fund II”) and the joint venture that owns Essex Skyline at MacArthur Place for 2010 and $113,000 for audit fees paid for Fund II, respectively.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes.  There were no fees in this category incurred in 2010 and 2009.

(4)	All Other Fees consist of fees for products and services other than the services reported above. There were no fees in this category incurred in 2010 or 2009.

The Audit Committee considers as necessary whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent audit committee meetings.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS THE COMPANY'S
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2011

*  *  *

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis in this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2010 with respect to the executive officers named in the Summary Compensation Table above.  The Board of Directors is asking our stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Essex Property Trust, Inc. approve the compensation of the executive officers named in the Summary Compensation Table, as disclosed in its proxy statement for the annual meeting of stockholders in 2011 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Board is asking our stockholders to vote “FOR” this proposal.  Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal No. 3, our stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s executive officers named in the Summary Compensation Table, often referred to as a “say-on-pay” vote.

In this Proposal No. 4, the Board of Directors is asking our stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future, often referred to as a “say-on-when” vote.

Under SEC rules,

•	we must ask our stockholders to vote on a say-on-pay proposal not less frequently than every three years, and

•
must ask our stockholders to vote on a say-on-when proposal at least once every six years, by giving our stockholders the choice in that vote of specifying a frequency of the say-on-pay vote every 1 year, 2 years or 3 years, or abstaining.

The form of proxy card included with this proxy statement allows stockholders to provide non-binding instructions on the frequency of the Company’s say-on-pay votes to occur every “1 year,” “2 years,” “3 years,” or to abstain on this proposal.  Voting instruction forms being sent by brokers or other nominees to beneficial holders of shares provide the same choices.

The Board of Directors believes that there may be differing viewpoints among share owners and other interested parties concerning the benefits of annual or less frequent say-on-pay votes.  After considering various factors relating to this topic, our Board of Directors favors an annual say-on-pay vote as being consistent with the underlying philosophy of our compensation policies disclosed in our annual proxy materials and not imposing an undue cost on the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
OUR STOCKHOLDERS VOTE FOR A SAY-ON-PAY VOTE FREQUENCY OF “1 YEAR”
UNDER THIS PROPOSAL NO. 4.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of the New York Stock Exchange. A copy of the Code of Business Conduct and Ethics is posted on the Company’s Internet website at www.essexpropertytrust.com .  The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics will be provided to any Stockholder upon written request to Jordan E. Ritter, Corporate Secretary, Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to Jordan E. Ritter, the Secretary of the Company. To be timely for the Company’s 2012 Annual Meeting of Stockholders, a Stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than November 13, 2011 and no later then December 13, 2011.  A Stockholder’s notice shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the Stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such Stockholder or any stockholder associated person (as defined below), including any anticipated benefit to the Stockholder or stockholder associated person; (iii) as to the Stockholder giving the notice, any proposed nominee and any stockholder associated person, (a) the class, series and number of shares of stock of the Company that each of them or any of their affiliates own, the date the shares were acquired and the investment intent of such acquisition and any short interest in Company shares by any such person, (b) the nominee holder for, and number of, Company shares owned beneficially but not of record by such person, (c) whether during the last six months such person has engaged in any hedging, derivative or other transaction with respect to Company shares or any shares of any entity listed in the peer group in the stock performance graph in the Company’s most recent annual report, and (d) any substantial interest of such person in the Company, other than an interest arising from the ownership of Company shares; (iv) as to the Stockholder giving the notice, any stockholder associated person and any proposed nominee, (a) the person’s name and address, (b) the person’s investment strategy or objective and a copy of the prospectus, offering memorandum or similar document provided to investors in such person; and (v) the name and address of any stockholder supporting the proposed nominee or the proposed business.  A “stockholder associated person” of any Stockholder means (i) any person acting in concert with such Stockholder, (ii) any beneficial owner of Company shares owned of record or beneficially by such Stockholder, and (iii) any person that controls, is controlled by, or is under common control with such Stockholder.

The foregoing is a summary of the applicable provisions of the Company’s bylaws and is qualified by reference to the Company’s bylaws, which were filed as Exhibit 3.1 to the Company’s current report on Form 8-K, filed September 22, 2008.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2012 Annual Meeting of Stockholders must be received by the Company not later than December 13, 2011 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC and the New York Stock Exchange initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2010, all Reporting Persons complied with all Section 16(a) filing requirements applicable.

OTHER MATTERS

The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO NICOLE CULBERTSON, INVESTOR RELATIONS MANAGER, ESSEX PROPERTY TRUST, INC., 925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE, WHICH IS HTTP://WWW.ESSEXPROPERTYTRUST.COM.

By Order of the Board of Directors,

/s/ Michael J. Schall

Michael J. Schall
Chief Executive Officer and President
April 11, 2011
Palo Alto, California

C/O COMPUTERSHARE 655 MONTGOMERY STREET SUITE 830 SAN FRANCISCO, CA 94111
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Essex Property Trust, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M33375-P06238	KEEP THIS PORTION FOR YOUR RECORDS
	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ESSEX PROPERTY TRUST, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			☐	☐	☐

1.	Election of Directors

Nominees: 01) David W. Brady 02) Byron A. Scordelis 03) Janice L. Sears 04) Claude J. Zinngrabe, Jr

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011.							☐	☐	☐

3.	To approve the advisory resolution on executive compensation.							☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:						1 Year		2 Years	3 Years	Abstain

4.	Advisory vote on the frequency of future advisory votes on executive compensation.					☐		☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report With Form 10-K are available at www.proxyvote.com.

M33375-P06238

ESSEX PROPERTY TRUST, INC.
925 EAST MEADOW DRIVE, PALO ALTO, CALIFORNIA 94303
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 17, 2011

Michael J. Schall and Michael T. Dance (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, May 17, 2011 at 1:00 p.m., Pacific Time at The Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, 94025, and any adjournments or postponements thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all director nominees, FOR proposals 2 and 3, and FOR 1 year on Proposal 4. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.

Continued and to be signed on reverse side